Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Company’s registration statement on Form S-3/A as filed on August 29, 2023 (the “Registration Statement”) of our report dated March 30, 2023, relating to the consolidated financial statements of Sharps Technology, Inc. and its subsidiary as of December 31, 2022 and 2021, included in the Company’s Form 10-K for the year ended December 31, 2022 as filed with the U.S. Securities and Exchange Commission and incorporated by reference into the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

August 29, 2023